EXHIBIT 10.8

FORM OF INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSE AGREEMENT

TABLE OF CONTENTS

ARTICLE I Definitions		2

1.01	Definitions	2

ARTICLE II Licenses		6

2.01	License Grant to Elanco	6

2.02	Obligations	7

2.03	Sublicenses	8

2.04	Covenants of Elanco and Lilly	8

2.05	Retained Rights	8

2.06	Right of First Offer	9

ARTICLE III Representations and Warranties		10

3.01	Representations and Warranties	10

ARTICLE IV Patent Prosecution and Enforcement		10

4.01	Patent Separation	10

4.02	Prosecution and Maintenance of Patents	10

4.03	Enforcement	10

4.04	Invalidity Claims	11

4.05	Covenants of Lilly	11

4.06	Liability	11

4.07	Abandonment and Assignment Events	11

ARTICLE V Term and Termination		12

5.01	Term	12

5.02	Termination for Bankruptcy Event	12

5.03	Rights in Bankruptcy	12

5.04	Effects of Termination	12

5.05	Survival of Obligations	13

ARTICLE VI Confidential Information		13

6.01	Confidential License Information	13

6.02	Compelled Disclosure	13

ARTICLE VII Indemnification; Limitation of Liability		14

7.01	Indemnification	14

7.02	Procedures for Indemnification of Third Party Proceedings	14

7.03	Special, Indirect and other Losses	14

ARTICLE VIII Miscellaneous		14

8.01	Counterparts; Entire Agreement; Conflicting Agreements	14

8.02	No Construction Against Drafter	15

8.03	Governing Law	15

8.04	Assignment	15

8.05	No Third Party Beneficiaries	15

8.06	Notices	16

8.07	Severability	16

8.08	Force Majeure	16

8.09	Headings	16

8.10	Waivers of Default	17

8.11	Specific Performance	17

8.12	Amendments	17

8.13	Interpretation	17

8.14	Dispute Resolution	17

8.15	Waiver of Jury Trial	18

8.16	Submission to Jurisdiction; Waivers	18

8.17	Further Action	18

3

FORM OF INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSE AGREEMENT (this “Agreement”), dated as of [•], 2018 (the “Effective Date”), is entered into by and among Eli Lilly and Company, a corporation organized under the laws of Indiana (“Lilly”), on behalf of itself and the Lilly Subsidiaries; Elanco Animal Health Incorporated, a corporation organized under the laws of Indiana (“Elanco”), on behalf of itself and the Elanco Subsidiaries; and, solely for the purposes of Section 8.01(d), Elanco US Inc., a corporation organized under the laws of Delaware (“Elanco US”).

RECITALS

WHEREAS, Lilly and its Subsidiaries have been engaged in the Animal Health Business;

WHEREAS, pursuant to that certain Master Separation Agreement by and between Lilly and Elanco, dated on or about the date hereof (the “Separation Agreement”), and the other Ancillary Agreements, Lilly has transferred the Animal Health Business to the Company in contemplation of the Separation and IPO;

WHEREAS, Lilly and Elanco US previously entered into that certain Technology License Agreement, dated as of January 1, 2017 (the “Technology License Agreement”), pursuant to which Lilly and Elanco US granted and received certain licenses (or sublicenses, as applicable) under Intellectual Property Rights and Technology and Contributed IP Assets (each as defined in the Technology License Agreement), as applicable and, except as further described herein in Section 8.01, the Parties and Elanco US now desire to wholly supersede and replace the Technology License Agreement with the terms of this Agreement; and

WHEREAS, in order to provide for an orderly separation under the Separation Agreement, Lilly and Elanco have agreed to enter into this Agreement and on the terms set forth herein, Lilly and the Lilly Subsidiaries desire to grant Elanco and the Elanco Subsidiaries, and Elanco and the Elanco Subsidiaries desire to receive, certain licenses (or sublicenses, as applicable) under Intellectual Property Rights and Technology that are (i) used or held for use in the Animal Health Business as of the Effective Date (“Used in the Animal Health Business”), or (ii) made or conceived in the course of certain joint research or development programs of Lilly and Elanco, each as more particularly set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01                        Definitions

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Separation Agreement.  As used in this Agreement the following terms shall have the following meanings.

“Abandoned”, with respect to a Licensed Patent, means that a Party, its Subsidiaries or, as applicable, their licensees or sublicensees, has decided to terminate or abandon all activities under or with respect to such Licensed Patent. The Party referred to in the foregoing shall be referred to as the “Abandoning Party”.

“Agreement” has the meaning set forth in the Preamble.

“Animal Health Business” means the business of researching, developing, manufacturing, marketing, selling and distributing (i) vaccines, treatments and other veterinary products for farm, companion and aquatic animals and (ii) parasite control products, in the case of each of (i) and (ii), under the “Elanco” or “Elanco Animal Health” brand names. For the avoidance of doubt, parasite control products do not include non-microbial or antiviral products.

“Animal Health Field” means the business of researching, developing, manufacturing, marketing, selling and distributing (i) vaccines, treatments and other veterinary products for farm, companion and aquatic animals, or (ii) parasite control products. For the avoidance of doubt, parasite control products do not include non-microbial or antiviral products.

“Assignable Patents” has the meaning set forth in Section 4.07(a).

“Assignment Agreement” means a written agreement between a Party or a Subsidiary thereof and the other Party or Subsidiary thereof pursuant to which (i) such first Party or such Subsidiary assigns particular Assignable Patents to such other Party or Subsidiary, and (ii) such other Party or Subsidiary receives the right to Prosecute and Maintain, enforce and defend such Assignable Patents at its own expense.

“Assignment Event” has the meaning set forth in Section 4.07(a).

“Bankruptcy Code” has the meaning set forth in Section 5.03.

“Bankruptcy Event” means that a Party in question becomes insolvent, or voluntary or involuntary Proceedings by or against such Party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Party, which Proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Party makes an assignment for the benefit of its creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, or such Party ceases or threatens to cease to carry on business.

“Business Day” means a day other than a Saturday or Sunday or other day on which commercial banks are authorized or obligated by Law to be closed in New York, New York.

“Confidential License Information” means, with respect to a Party, all confidential and proprietary information of such Party, its Subsidiaries or its Representatives that is provided to the other Party, its Subsidiaries or its Representatives pursuant to this Agreement; provided that Confidential License Information shall not include information that (i) is or becomes part of the public domain through no breach of this Agreement by the recipient Party, any of its respective Subsidiaries or its Representatives,

(ii) was independently developed following the Effective Date by employees or agents of the recipient Party, any of its Subsidiaries or their respective Representatives who have not accessed or otherwise received the applicable Confidential License Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the recipient Party or any of its Subsidiaries, or (iii) becomes available to the recipient Party or any of its Subsidiaries following the Effective Date on a non-confidential basis from a Third Party who is not known by such Person to be bound directly or indirectly by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any of its Subsidiaries.

“Controlled” means, with respect to specific Intellectual Property Rights and Technology, that Lilly and/or a Lilly Subsidiary (i) has a license such that it can grant a license or sublicense to such Intellectual Property Rights and Technology as contemplated under this Agreement without violating the terms of any then-existing agreement or other arrangement with, or the rights of, any Third Party or (ii) owns such Intellectual Property Rights and Technology.

“Dispute Notice” has the meaning set forth in Section 8.14.

“Effective Date” means the date set forth in the Preamble.

“Elanco” has the meaning set forth in the Preamble.

“Elanco Field” means all fields of the Animal Health Business.

“Elanco Intellectual Property” has the meaning set forth in Section 2.06(b).

“Elanco Library Products” has the meaning set forth in Section 2.01(b).

“Elanco Offer” has the meaning set forth in Section 2.06(b).

“Elanco Offeror” has the meaning set forth in Section 2.06(b).

“Elanco Products” has the meaning set forth in Section 2.01(a).

“Elanco Subsidiary” means Elanco and its current and future Subsidiaries (but excludes any Lilly Subsidiary).

“Elanco US” has the meaning set forth in the Preamble.

“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Green Book” means the annual publication issued by the U.S. Food and Drug Administration of approved animal drug products.

“Infringement” means actual, threatened or suspected infringement or misappropriation.

“Intellectual Property Rights and Technology” means all (i)(A) patent applications (along with all patents issuing thereon) and issued patents, invention disclosures, certificates of invention and statutory invention registrations, (B) all reissues, renewals, extensions, substitutions, continuations, continuations-in-part, and divisions, all results of oppositions, reexaminations, supplemental examinations, supplementary protection certificates, and other review procedures (including ex parte reexamination, inter partes review, and post grant review) with respect to (A), and (C) rights to claim priority with respect to (A) and (B), in each case whether domestic or foreign (“Patents”); (ii) Know-How; (iii) works of authorship, copyrights, database and design rights, mask work rights, whether or not registered, published or unpublished, and registrations and applications therefor along with all reversions, renewals and extensions thereof; (iv) software, data and databases (“Software”); and (v) all rights in and to all income, royalties, damages and payments previously, now or hereafter due or payable with respect to the foregoing (i) through (iv), all claims, causes of action, rights of recovery and rights of set-off of any kind again any Person (whether in law or in equity) with respect to the foregoing (i) through (iv), and the right to sue, counterclaim, and recover for past, present and future Infringement against any Person with respect to the foregoing (i) through (iv). For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property Rights and Technology excludes trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia, and any applications for the foregoing and Internet domain names.

“Invalidity Claim” has the meaning set forth in Section 4.04.

“Know-How” means all existing and available technical information, know-how,data, reports including inventions (whether patentable or not), Patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data (which includes anonymized data as it relates to individuals).

“Law” means any United States or non-United States federal, national, international, multinational, supranational, state, provincial, local or similar law (including common law and privacy and data protection laws), statute, ordinance, regulation, rule, code, order, treaty (including any income tax treaty), license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement or rule of law or legal process, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority or any rule or requirement of any national securities exchange.

“LBC Technology” means Lilly San Diego technology relating to licensed antibodies and biopeptides, including the supply of lead molecules and top variants in an appropriate vector that allows for manipulation and expression.  Notwithstanding the foregoing, LBC Technology specifically excludes technology relating to engineering vectors and methods of using engineering vectors, caninization and methods of using caninization, and engineered cell lines and methods of engineering cell lines.

“Licensed IP and Technology” means all Intellectual Property Rights and Technology (including LBC Technology) to the extent Controlled by Lilly and/or a Lilly Subsidiary and Used in the Animal Health Business as set forth in Annex 1.

“Licensed Patents” means Patents included in the Licensed IP and Technology.

“Lilly” has the meaning set forth in the Preamble.

“Lilly-Owned Animal Health Patents” has the meaning set forth in Section 4.01.

“Lilly Field” means all fields of use excluding the Elanco Field.

“Lilly Indemnitees” has the meaning set forth in Section 7.01.

“Lilly Intellectual Property” has the meaning set forth in Section 2.06(a).

“Lilly Offer” has the meaning set forth in Section 2.06(a).

“Lilly Offeror” has the meaning set forth in Section 2.06(a).

“Lilly Subsidiary” means Lilly and its current and future Subsidiaries (but excludes any Elanco Subsidiary).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Marketing Authorizations” means marketing authorizations issued, or applications for marketing authorizations, with respect to any products and all supplements, amendments and revisions thereto.

“Orange Book” means the annual publication issued by the U.S. Food and Drug Administration of approved drug products.

“Party” means Lilly and Elanco individually, and “Parties” means Lilly and Elanco collectively.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Proceedings” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Prosecution and Maintenance” (including variations such as Prosecute and Maintain) means, with respect to a Patent, preparing, filing and doing all other lawfully permitted acts to initiate an application for and further the pre-grant/pre-issuance prosecution and post-grant/post-issuance prosecution and maintenance of such Patent, and making decisions and taking actions with respect to (i) Patent term extensions (including filing for any supplementary protection certificates and any other extensions that are available) for such Patent, (ii) any regulatory listing (e.g., Orange Book or Green Book in the United States) for such Patent and (iii) inclusion or exclusion of such Patent from the competence of the European Unified Patent Court.

“Purpose” has the meaning set forth in Section 6.01.

“Regulatory Approvals” means the approval, registration, license or authorization of a Governmental Authority necessary for the manufacturing, distribution, use, promotion and sale of a pharmaceutical or biological product for one or more indications in a country or other regulatory jurisdiction, including approval of Biologics License Applications (as defined by applicable Law) in the United States and Marketing Authorizations in the European Union or other European countries, in each case with respect to Elanco Products covered by one or more of the Licensed Patents.

“Representatives” means, when used with respect to any Person, such Person’s directors, officers, employees, agents, accountants, attorneys, consultants and other advisors and representatives.

“Separation Agreement” has the meaning set forth in the Recitals.

“Sublicensed IP and Technology” means Licensed IP and Technology licensed to Lilly and/or a Lilly Subsidiary pursuant to any license agreement.

“Subsidiary” means, when used with respect to any Person, (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns Stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of Stock of such corporation entitled generally to vote in such election; and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (A) a majority ownership interest or (B) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Technology License Agreement” has the meaning set forth in the Recitals.

“Territory” means worldwide.

“Third Party” means any Person other than Lilly, Elanco and their respective Subsidiaries.

“Third Party Proceeding” means any claim or the commencement by a Third Party of any Proceeding.

“Used in the Animal Health Business” has the meaning set forth in the Recitals.

ARTICLE II

LICENSES

2.01                        License Grant to Elanco

(a)                                 Subject to the terms and conditions of this Agreement, Lilly and the Lilly Subsidiaries hereby grant to Elanco and the Elanco Subsidiaries an exclusive, irrevocable and perpetual (subject to ARTICLE V), non-transferable (except pursuant to Section 8.04) license, with the right to sublicense in accordance with Section 2.03, to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products and services in the Elanco Field that embody or utilize the Licensed IP and Technology (the “Elanco Products”) in the Territory.

(b)                                 Subject to the terms and conditions of this Agreement, Lilly and the Lilly Subsidiaries further hereby grant to Elanco and the Elanco Subsidiaries a non-exclusive, revocable, non-transferable (except pursuant to Section 8.04) and non-sublicensable license, to screen Lilly compound libraries to discover research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products and services in the Elanco Field that embody or utilize the Licensed IP and Technology (the “Elanco Library Products”) in the Territory.  Notwithstanding the foregoing, Elanco shall only screen Lilly compound libraries for Elanco Library Products that:

(i)                                     have been terminated by Lilly or, solely as determined by Lilly, are outside of any SARs of any lead compounds in any active Lilly programs;

(ii)                                  are not Third Party compounds or libraries; and

(iii)                               exist in the Lilly compound libraries as of the Effective Date.

The license granted under this Section 2.01(b) shall expire on the second (2nd) anniversary of the Effective Date, provided that Elanco may, at least thirty (30) calendar days prior to that second

(2nd) anniversary, request a one (1) year extension of such license period, with approval of such request being in Lilly’s sole discretion.

(c)                                  The licenses granted to an Elanco Subsidiary pursuant to this Section 2.01 shall terminate automatically if such Elanco Subsidiary ceases (i) to be a Subsidiary of Elanco or (ii) to engage in the Animal Health Business.

(d)                                 Elanco shall remain responsible to Lilly for the performance of the Elanco Subsidiaries’ obligations and for all acts or omissions of the Elanco Subsidiaries as if they were acts or omissions of Elanco.

(e)                                  Elanco shall have no rights to any improvements to the Licensed IP and Technology that are made by Lilly or any Lilly Subsidiary after the Effective Date without Lilly’s express prior written consent.  If Elanco or any Elanco Subsidiary makes any improvements to the Licensed IP and Technology, such improvements shall be owned by Elanco or such Elanco Subsidiary; provided, however, that Elanco and the Elanco Subsidiaries hereby grant to Lilly and the Lilly Subsidiaries a non-exclusive, perpetual license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize any such improvements in the Lilly Field and anywhere in the Territory.

(f)                                   Elanco and the Elanco Subsidiaries shall only use Licensed IP and Technology at locations owned or controlled by Elanco or Elanco Subsidiaries.

(g)                                  The Parties agree that in addition to the Licensed IP and Technology being licensed to Elanco, Lilly and Elanco will make appropriate personnel reasonably available to consult, provide best practice tips, answer questions, and provide advice for one (1) year following the Effective Date.  In the event that Elanco requests any of the foregoing from Lilly, Lilly shall provide such assistance in a manner that Lilly deems reasonable.

2.02                        Obligations

(a)                                 Notwithstanding anything to the contrary herein, Elanco acknowledges and agrees, on behalf of itself and the Elanco Subsidiaries, that certain of the rights and licenses granted to Elanco and the Elanco Subsidiaries under this Agreement include rights and licenses with respect to Sublicensed IP and Technology and such rights and licenses shall be subject in all respects to all of the terms, conditions and limitations (including all field, sublicensing and term limitations) of each applicable license agreement to the extent disclosed to Elanco and the Elanco Subsidiaries. Unless Elanco provides written notice to Lilly that it desires to terminate a license to particular Sublicensed IP and Technology (in which case Elanco and the Elanco Subsidiaries shall have no further rights hereunder with respect to such Sublicensed IP and Technology) and until such termination takes effect, Elanco and the Elanco Subsidiaries shall comply with, perform, and, with respect to financial obligations, pay when due, all covenants, agreements, obligations, restrictions or other requirements of or under such license agreements to the extent applicable to or arising as a result of Elanco’s and the Elanco Subsidiaries’ exercise of the licenses granted to them under this Agreement, as if they were Lilly or the relevant Lilly Subsidiary (as applicable). For the avoidance of doubt, Elanco’s and the Elanco Subsidiaries’ rights to any Sublicensed IP and Technology shall automatically terminate upon the termination or expiration of the applicable license agreement under which such rights were granted.

(b)                                 Notwithstanding anything to the contrary contained herein, if any Intellectual Property Rights and Technology are Used in the Animal Health Business and would be considered Controlled by Lilly and/or a Lilly Subsidiary if an authorization, approval, consent or waiver were obtained from a Governmental Authority or Third Party, each of Lilly and the Lilly Subsidiaries and Elanco and the Elanco Subsidiaries shall use their respective reasonable efforts to (i) obtain promptly such authorization, approval, consent or waiver, which may include delivery of any notice, or (ii) if such authorization, approval, consent or waiver cannot be obtained, cooperate with each other and take such actions that may be required to obtain for Elanco and the Elanco Subsidiaries the benefit of such Intellectual Property Rights and Technology as if they were included in the Licensed IP and Technology.  If any such Governmental Authority or Third Party authorization, approval, consent or waiver referenced in Section 2.02(b) is obtained after the Effective Date, the relevant Intellectual Property Rights and Technology will be automatically licensed to Elanco and the Elanco Subsidiaries hereunder, as Licensed IP and Technology.

(c)                                  Elanco and the Elanco Subsidiaries agree to provide Lilly with any Know-How generated by Elanco or any Elanco Subsidiaries under this Agreement in quarterly reports (or as otherwise agreed upon by the Parties).  Elanco and the Elanco Subsidiaries shall retain all rights in, to and under such Know-How; provided, however, that Elanco and the Elanco Subsidiaries hereby grant to Lilly and the Lilly Subsidiaries a non-exclusive, perpetual license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize any such Know-How in the Lilly Field and anywhere in the Territory.

2.03                        Sublicenses

(a)                                 Elanco and the Elanco Subsidiaries shall not have the right to grant sublicenses under the licenses granted to them under this Agreement, except, subject to the terms and conditions of this Agreement, to any Third Party that provides any products or performs any services for Elanco or an Elanco Subsidiary, in each case solely for the purpose of enabling such Third Party to provide such products to or perform such services on behalf of Elanco or such Elanco Subsidiary.

(b)                                 Each such Third Party sublicensee shall be subject to a written agreement with terms and conditions that are consistent with, and no less protective of Lilly and the Lilly Subsidiaries than, the terms and conditions hereunder. Elanco shall undertake, and shall cause the Elanco Subsidiaries to undertake, to enforce the provisions of any such sublicense and shall remain responsible to Lilly for the performance of its and the Elanco Subsidiaries’ Third Party sublicensees’s obligations and for all acts or omissions of its and their Third Party sublicensees as if they were acts or omissions of Elanco.

(c)                                  Any sublicenses granted by Elanco in accordance with this Section 2.03 shall automatically terminate on the termination of this Agreement. Any sublicenses granted by an Elanco Subsidiary in accordance with this Section 2.03 shall automatically terminate on the earlier of (i) the termination of this Agreement in whole or (ii) the termination of the license to the applicable Elanco Subsidiary that granted the sublicense.

2.04                        Covenants of Elanco and Lilly

Elanco covenants and agrees that Elanco will not, and will cause and require the Elanco Subsidiaries and Third Party sublicensees hereunder not to, file for any supplemental protection certificates, Patent term extensions or any other form of protection based on a Patent (such as Green Book or Orange Book listings) in any jurisdiction based on any of the Licensed Patents, without Lilly’s prior written consent (not to be unreasonably withheld).

2.05                        Retained Rights

Any rights under Intellectual Property Rights and Technology not expressly granted to the other Party under the provisions of this Agreement shall be retained by the Party owning such Intellectual Property Rights and Technology, and neither Party grants to the other Party any right or license in any Intellectual Property Rights and Technology of such Party, whether by implication, estoppel or otherwise, except as expressly provided herein. For the avoidance of doubt and notwithstanding anything to the contrary herein,

(a)                                 Lilly and the Lilly Subsidiaries retain all rights under Licensed IP and Technology to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit any products or services (excluding Elanco Products) in the Territory in the Lilly Field; and

(b)                                 Lilly, Lilly Subsidiaries and their licensees and sublicensees shall have the unrestricted right to research, develop, and/or use any Licensed IP and Technology in animals as deemed necessary, in Lilly’s sole discretion, to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit any products or services (excluding Elanco Products) in the Territory within the Lilly Field.

2.06                        Right of First Offer

(a)                                 For a period of two (2) years after the Effective Date, if Lilly or a Lilly Subsidiary receives a written offer from a Third Party (the “Lilly Offeror”) that is mainly in the Animal Health Field requesting any right or license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize any Intellectual Property Rights and Technology owned by Lilly or a Lilly Subsidiary (the “Lilly Intellectual Property”) anywhere in the Territory (a “Lilly Offer”), Lilly shall provide Elanco with written notice of the existence thereof, identifying the relevant Lilly Intellectual Property that is the subject of such Lilly Offer; provided, however, that Lilly shall not be under any obligation to provide Elanco with any notice as to whether such Lilly Offer is intended for commercialization within the Lilly Field.  Elanco shall have the right to elect to negotiate exclusively with Lilly (for a reasonable period of time to be agreed by the Parties following Lilly’s receipt of such election) for the right or license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize such Lilly Intellectual Property in the Animal Health Field and anywhere in the Territory.

(b)                                 For a period of two (2) years after the Effective Date, if Elanco or an Elanco Subsidiary receives a written offer from a Third Party (the “Elanco Offeror”) requesting any right or license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize any Intellectual Property Rights and Technology owned by Elanco or an Elanco Subsidiary (the “Elanco Intellectual Property”) in the Lilly Field and anywhere in the Territory (an “Elanco Offer”), Elanco shall provide Lilly with written notice of the existence thereof, identifying the relevant Elanco Intellectual Property that is the subject of such Elanco Offer.  Lilly shall have the right to elect to negotiate exclusively with Elanco (for a reasonable period of time to be agreed by the Parties following Elanco’s receipt of such election) for the right or license to research, develop, use, manufacture, have manufactured, sell, have sold, import, export or otherwise commercialize or exploit products or services that embody or utilize such Elanco Intellectual Property in the Lilly Field and anywhere in the Territory.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01                        Representations and Warranties

Neither Party makes any representations nor grants any warranties, express or implied, either in fact or by operation of law, by statute or otherwise related to the Licensed IP and Technology, or the application, operation, ownership or use thereof or otherwise, and each Party specifically disclaims any other representations and warranties, whether written or oral, express, statutory or implied, including any warranty of merchantability, fitness for a particular use or purpose or non-infringement.

ARTICLE IV

PATENT PROSECUTION AND ENFORCEMENT

4.01                        Patent Separation

As it becomes relevant during the term of this Agreement, Lilly and Elanco shall meet to endeavor in good faith to identify Licensed Patents that cover products of Elanco and its Subsidiaries and do not cover products of Lilly and its Subsidiaries (any such patents, “Lilly-Owned Animal Health Patents”).

4.02                        Prosecution and Maintenance of Patents

As between Lilly and Elanco and pursuant to Section 4.05, Lilly shall have the sole and exclusive right to control, at its expense, the Prosecution and Maintenance of all Licensed Patents other than Lilly-Owned Animal Health Patents; provided, however, that, subject to Section 2.04,  Elanco shall have the right to list Licensed Patents in the Green Book or Orange Book, as applicable, in accordance with applicable Law.  As between Lilly and Elanco, Elanco shall have the sole and exclusive right to control, at its expense, the Prosecution and Maintenance of all Lilly-Owned Animal Health Patents, provided that Elanco shall provide Lilly with copies of any filings with respect to Lilly-Owned Animal Health Patents with sufficient time for Lilly to confirm that such filing will not be detrimental to any products or Patents of Lilly or its Subsidiaries and that such filing does not contain any confidential information of Lilly or its Subsidiaries.

4.03                        Enforcement

Elanco shall promptly report in writing to Lilly any Infringement of any Licensed Patents of which it becomes aware. Lilly will have the sole and exclusive right to determine and pursue, at its expense, the appropriate course of action with respect to, and retain any and all proceeds recovered with respect to, any Infringement of Licensed Patents other than Lilly-Owned Animal Health Patents, including the sole and exclusive right to settle or otherwise resolve such Infringement on such terms as it determines in its sole discretion. Elanco shall reasonably assist Lilly and its Subsidiaries in connection with such course at Lilly’s reasonable cost and expense, including, if so requested by Lilly and/or its Subsidiaries and to the extent required to maintain an action, joining as a party to such action.  Lilly shall promptly report in writing to Elanco any Infringement of any Lilly-Owned Animal Health Patents of which it becomes aware. Elanco will have the sole and exclusive right to determine and pursue, at its expense, the appropriate course of action with respect to, and retain any and all proceeds recovered with respect to, any Infringement of Lilly-Owned Animal Health Patents, including the sole and exclusive right to settle or otherwise resolve such Infringement on such terms as it determines, provided that no action taken by Elanco is detrimental in any way to Lilly’s rights with respect to its products or other Patents.  Lilly shall reasonably assist Elanco and its Subsidiaries in connection with such course at Elanco’s reasonable cost and expense, including, if so requested by Elanco and/or its Subsidiaries and to the extent required to maintain an action, joining as a party to such action.

4.04                        Invalidity Claims

If a Third Party at any time asserts a claim that any Licensed Patent is invalid, not patentable, or otherwise unenforceable (an “Invalidity Claim”), Lilly shall have the right, but not the obligation, to control the response and any related Proceedings, including settlement thereof, if any, to any such Invalidity Claim, unless such Invalidity Claim involves a Lilly-Owned Animal Health Patent, in which case the control shall be exercised by Elanco, provided that in exercising such control Elanco may take no action that is detrimental in any way to Lilly’s rights with respect to its products or other Patents.

4.05                        Covenants of Lilly

In connection with the Prosecution and Maintenance of all Licensed IP and Technology subject to Section 4.01, any courses of action in connection with any Infringement subject to Section 4.03, and any Invalidity Claims subject to Section 4.04, Lilly will act in good faith with respect to the Elanco Field, including by providing Elanco reasonable advance notice of any proposal to narrow any claim within the Licensed Patents that may affect the Elanco Field, and by incorporating all reasonable comments and directions from Elanco and using reasonable efforts to perform such actions, in each case with respect to the Elanco Field.  At Elanco’s reasonable written request, and no more than twice per year, Lilly shall provide information and/or access to information regarding the status of any Licensed IP and Technology that is reasonably requested by Elanco in connection with any Prosecution and Maintenance subject to Section 4.01.

4.06                        Liability

Neither Party, nor its Subsidiaries, nor its or their Representatives, shall be liable to the other Party or any of its Subsidiaries or its or their Representatives in respect of any good faith act, omission, default or neglect of such Party, any of its Subsidiaries, or its or their Representatives, successors or assigns in connection with Prosecution and Maintenance, enforcement actions, and third-party Invalidity Claims that it performs hereunder and that has not resulted from the bad faith of such Party or its Subsidiaries or its or their Representatives, successors, or assigns. This Agreement shall not obligate either Party to disclose to the other Party, or Prosecute, Maintain, pay for, register, enforce, defend or otherwise manage any Intellectual Property Rights and Technology, except as expressly set forth herein.

4.07                        Abandonment and Assignment Events

(a)                                 The Abandoning Party will provide the other Party written notice if any of the Licensed Patents will be Abandoned by such Abandoning Party and, if Lilly is the Abandoning Party, such Abandonment will constitute an “Assignment Event”, and such corresponding Licensed Patents, will constitute “Assignable Patents”.

(b)                                 Following receipt of notice of any Assignment Event, Elanco shall have the right to request, by written notice delivered to the Abandoning Party, that the applicable Assignable Patents be assigned to Elanco or an Elanco Subsidiary.  If Elanco so requests, the Parties shall execute an Assignment Agreement with respect to the Assignable Patents.

(c)                                  Following any assignment to Elanco or an Elanco Subsidiary of any Assignable Patents, such Assignable Patents shall no longer constitute Licensed IP and Technology pursuant to this

Agreement, but Elanco covenants that neither it nor any Elanco Subsidiary shall thereafter sue Lilly, a Lilly Subsidiary, any Representative of Lilly or a Lilly Subsidiary, any sublicensee of Lilly or a Lilly Subsidiary, or any direct or indirect customer or supplier of any such entity (in its capacity as such) for researching, developing, using, manufacturing, having manufactured, selling, having sold, importing, exporting or otherwise commercializing or exploiting products and services in the Lilly Field that embody or utilize any such Assignable Patent in the Territory.

(d)                                 Following any such notice by Elanco or an Elanco Party of its intention to Abandon any of the Licensed Patents, such Licensed Patents shall thereafter no longer constitute Licensed IP and Technology Pursuant to this Agreement, but Lilly covenants that neither it nor any Lilly Subsidiary shall thereafter sue Elanco, an Elanco Subsidiary, any Representative of Elanco or an Elanco Subsidiary, any sublicensee of Elanco or an Elanco Subsidiary, or any direct or indirect customer or supplier of any such entity (in its capacity as such) for researching, developing, using, manufacturing, having manufactured, selling, having sold, importing, exporting or otherwise commercializing or exploiting products and services in the Animal Health Field that embody or utilize any such patent in the Territory

ARTICLE V

TERM AND TERMINATION

5.01                        Term

This Agreement shall commence on the Effective Date and shall continue until terminated as specifically provided in this ARTICLE V.

5.02                        Termination for Bankruptcy Event

This Agreement shall automatically terminate as a whole, with no further action required by either Party, if either Party becomes the subject of a Bankruptcy Event.

5.03                        Rights in Bankruptcy

The licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that during the term of this Agreement, the licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

5.04                        Effects of Termination

(a)                                 Upon any termination of this Agreement, each Party shall return to the other Party all documents and other material received from the other Party or any Subsidiaries or Representatives of the other Party or its Subsidiaries relating to this Agreement (including copies of any Confidential License Information). All such documents and other material shall be treated in accordance with the terms of ARTICLE VI which shall remain in full force and effect notwithstanding the termination of this Agreement and any other provision hereof to the contrary.

(b)                                 Nothing in this Section 5.04 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to termination thereof.

Termination is not intended to be an exclusive remedy and is without prejudice to any other rights and remedies of the Parties under this Agreement at law or in equity.

5.05                        Survival of Obligations

Sections 1.01, 2.02, 2.04, 2.05, 4.02 through 4.06, 5.04, and 5.05 and ARTICLE III, ARTICLE VI, ARTICLE VII and ARTICLE VIII and any definitions used in any such Sections and Articles shall survive the termination of this Agreement in accordance with its terms.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.01                        Confidential License Information

Each Party shall, and shall cause its Subsidiaries and its and their Representatives not to use or permit the use of, any Confidential License Information of the other Party, except in furtherance of the exercise of such Party’s rights and the performance of such Party’s obligations under this Agreement (the “Purpose”). Each Party further agrees that it shall hold Confidential License Information of the other Party in strict confidence, and shall not disclose, nor permit the disclosure of such Confidential License Information to any Person other than in connection with the Purpose to those Subsidiaries, Representatives, and Third Parties (and in the case of Elanco, such Third Parties described in Section 2.03) who, in each case with respect to Confidential License Information, are bound by written obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this ARTICLE VI prior to any such disclosure. Without limiting the foregoing, if, at the time Lilly discloses any Know-How to Elanco, Lilly also advises Elanco of any proposed patent filings or other measures to be taken to protect the intellectual property rights in or to any products or services in the Lilly Field, then Elanco shall not disclose any such Know-How to any Person or Governmental Authority without Lilly’s express written consent until Lilly advises Elanco that it has made such filings or taken such other measures.  For the avoidance of doubt, each Party shall be responsible for any breach of the terms of this ARTICLE VI applicable to such Party’s Subsidiaries, its and their Representatives, and Third Parties to which such Party has disclosed Confidential License Information. Each Party shall promptly notify each other of any unauthorized access, use or disclosure of the other Party’s Know-How and any other Confidential License Information.

6.02                        Compelled Disclosure

Each of the Parties and its respective Subsidiaries and its and their Representatives may disclose Confidential License Information to the extent required by applicable Law or, subject to the third sentence in Section 6.01, as requested by a Governmental Authority (other than in connection with Prosecution and Maintenance activities or application or maintenance of Regulatory Approvals); provided that in the event that the disclosure of such information is so required by any applicable Law or Governmental Authority, the Party so compelled will provide the other Party with prompt notice to the extent not prohibited by applicable Law or Governmental Authority so that the other Party or its Subsidiaries may seek an appropriate protective order or similar relief or, if appropriate, waive compliance with the provisions of this ARTICLE VI.  Lilly, Elanco or their respective Subsidiaries, as applicable, will, upon request, and to the extent not prohibited from doing so by applicable Law or by such applicable Governmental Authority, use reasonable efforts to assist the other Party or its Subsidiary in obtaining such a protective order or relief. For the avoidance of doubt, any permitted disclosure of any Confidential License Information pursuant to any such requirement of applicable Law or Governmental Authority shall not be deemed to render such Confidential License Information non-confidential.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

7.01                        Indemnification

Elanco shall indemnify, defend and hold harmless Lilly and each of the Lilly Subsidiaries and its and their respective directors, officers, managers, members, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Lilly Indemnitees”), from and against any and all Losses of the Lilly Indemnitees (including any such Lilly Indemnitee’s own Losses and those resulting from Third Party Proceedings)  relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)                                 Elanco Library Products; and/or

(b)                                 Sublicensed IP and Technology (as the result of Elanco’s act or omission with respect to such Sublicensed IP and Technology).

7.02                        Procedures for Indemnification of Third Party Proceedings

For the avoidance of doubt and subject to the provisions set forth in Section 7.01, the procedures for Elanco’s indemnification obligations under this Agreement with respect to Third Party Proceedings shall be governed, mutatis mutandis, by Sections 4.05 and 4.06 of the Separation Agreement.

7.03                        Special, Indirect and other Losses

Neither Party nor any of its Subsidiaries shall be liable in contract, tort, negligence, breach of statutory duty or otherwise for any special, indirect, incidental, punitive or consequential damages or for any economic loss or loss of profits suffered by the other party, except for breaches of ARTICLE II or ARTICLE VI.

ARTICLE VIII

MISCELLANEOUS

8.01                        Counterparts; Entire Agreement; Conflicting Agreements

(a)                                 This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as being, executed by an original signature.

(b)                                 This Agreement, the Separation Agreement, the other Ancillary Agreements, the annexes, exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and except as set forth in Section 8.01(d), supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)                                  In the event of any inconsistency between this Agreement and any other agreement entered into in connection with the Transaction (including the Separation Agreement), the Separation Agreement shall prevail.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the Separation Agreement shall control.

(d)                                 The Parties and Elanco US hereby acknowledge and agree that with the sole exception of Section 2.05 (License Grant to Lilly) of the Technology License Agreement, which shall explicitly survive and remain in effect, the remainder of the Technology License Agreement is wholly superseded and cancelled and replaced with the terms of this Agreement and such Technology License Agreement is of no further force or effect.

8.02                        No Construction Against Drafter

The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties.  Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of Law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

8.03                        Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of Indiana.

8.04                        Assignment

This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by any Party without the prior written consent of the other Party; provided that Elanco shall have the right to assign this Agreement without such consent to an Elanco Subsidiary or in connection with the sale of all or substantially all of Elanco’s assets.  Elanco, with Lilly’s prior written consent, shall also have the right to assign this Agreement in part in connection with a sale or other disposition of Elanco’s rights in any product or line of business, provided that in case of such partial assignment, (a) the rights under this Agreement shall extend solely to the divested product or line of business and not any products or lines of business of the acquiring party, (b) the assignee shall agree in writing to be bound by the provisions of this Agreement, and (c) Elanco shall remain responsible for the acts or omissions of the assignee as though they were those of Elanco.  Any attempted assignment in violation of this Section 8.04 shall be null and void and of no effect. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

8.05                        No Third Party Beneficiaries

Except for Section 2.03, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

8.06                        Notices

All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Lilly, to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention:  General Counsel

If to Elanco, to:

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana 46140
Attention:  General Counsel

Any Party may, by written notice to the other Party, change the address to which such notices are to be given.

8.07                        Severability

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the rights and obligations contemplated by this Agreement be fulfilled as originally contemplated to the greatest extent possible.

8.08                        Force Majeure

No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of such delay.

8.09                        Headings

The table of contents and article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10                        Waivers of Default

Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

8.11                        Specific Performance

In the event of any actual or threatened default or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it or they may be entitled, at Law or in equity.  Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any Party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy.

8.12                        Amendments

No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

8.13                        Interpretation

Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Annex are references to the Articles, Sections, paragraphs and Annexes to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

8.14                        Dispute Resolution

Any dispute among the Parties arising under this Agreement shall be referred, by written notice setting out brief details of the Dispute (a “Dispute Notice”) given by a Party to the other Party, to the senior executive officers of such Party.  The Party receiving the Dispute Notice shall provide a response in writing to the Party that sent the Dispute Notice within fifteen (15) calendar days after the date the Dispute Notice is sent, after which the Parties shall make a good faith effort to resolve such dispute.  Any resolution of the dispute agreed to by such senior executives shall be deemed final.

8.15                        Waiver of Jury Trial

SUBJECT TO SECTIONS 8.11, 8.14 AND 8.16 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

8.16                        Submission to Jurisdiction; Waivers

With respect to any Proceeding relating to or arising out of this Agreement, subject to Section 8.14, each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana, (b) waives any objection which such Party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such Party and (c) consents to the service of process at the address set forth for notices in Section 8.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

8.17                        Further Action

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and shall use its (and shall cause its Subsidiaries to use their) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to implement and give effect to this Agreement.

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IN WITNESS WHEREOF, each of the Parties and Elanco US have duly executed this Agreement as of the date first written above.

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

ELI LILLY AND COMPANY

By:
Name:
Title:

ELANCO US INC.

By:
Name:
Title:

Annex 1

Licensed IP and Technology